Exhibit 5

April 4, 2013
Porter Wright Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, Ohio 43215-6194
Huntington Bancshares Incorporated
Direct: (614) 227-2000	Huntington Center
Fax: 614-227-2100	41 S. High St.
Toll free: 800-533-2794	Columbus, Ohio 43287

www.porterwright.com	Re: Registration Statement on Form S-8 Huntington Bancshares Incorporated Investment and Tax Savings Plan (the “Plan”)
CINCINNATI CLEVELAND COLUMBUS DAYTON NAPLES WASHINGTON, DC	Ladies and Gentlemen:

We have acted as counsel for Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Huntington with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 25,000,000 shares of Huntington common stock, $0.01 par value (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP